UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 30, 2015

PEAK RESORTS, INC.

(Exact name of registrant as specified in its charter)

Missouri	001-35363	43-1793922
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

17409 Hidden Valley Drive
Wildwood, Missouri	63025
(Address of principal executive offices)	(Zip Code)

(636) 938-7474

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.                                        Entry into a Material Definitive Agreement.

On November 30, 2015, Peak Resorts, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Paul Slutzky, Charles B. Slutzky, David Slutzky, Gary Slutzky and Carol Slutzky-Tenerowicz (collectively, the “Sellers”) pursuant to which, the Company will acquire the Hunter Mountain ski resort through the purchase of all of the outstanding stock (the “Stock”) of each of Hunter Mountain Ski Bowl, Inc., Hunter Mountain Festivals, Ltd., Hunter Mountain Rentals, Inc., Hunter Resort Vacations, Inc., Hunter Mountain Base Lodge, Inc., and Frosty Land, Inc. (collectively, “Hunter Mountain”) for an aggregate purchase price of approximately $36.8 million, including cash consideration of $35.0 million and the assumption of two capital leases estimated at approximately $1.8 million.

The Purchase Agreement contains customary representations, warranties and covenants of the Company and the Sellers, and the Sellers have agreed to operate Hunter Mountain in the ordinary course of business consistent with past practice.

The completion of the acquisition is subject to customary closing conditions. The Purchase Agreement may be terminated at any time by mutual consent of the parties, or by either the Company or the Sellers on or after February 1, 2016 (the “Termination Date”) if closing shall not have occurred by such Termination Date. If the acquisition is not able to be completed by the Termination Date due to lack of financing of the purchase price, the Company has agreed to pay up to $100,000 of the Sellers’ reasonable attorney’s fees incurred in connection with the sale and purchase of the Stock.

Subject to the satisfaction or waiver of certain conditions, the Company expects to complete the acquisition of Hunter Mountain by the end of calendar 2015.

On November 30, 2015, the Company issued a press release announcing entry into the Purchase Agreement. A copy of this press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.02.Results of Operations and Financial Condition.

The Company plans to file its Form 10-Q for the period ended October 31, 2015 prior to its filing deadline of December 15, 2015 reporting its financial results for the three- and six-month periods ended October 31, 2015. At this time, management expects overall results for both periods to be in line with the levels reported in the comparable fiscal 2015 periods, excluding the impact on last year’s results of the non-routine legal expenses and lawsuit settlement.  The net loss per share for the fiscal 2016 periods will reflect a higher number of shares outstanding as a result of the Company’s initial public offering completed in November 2014.

This Current Report on Form 8-K contains forward-looking statements regarding the future outlook and performance of the Company within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risks and uncertainties that are contained in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Item 7.01.Regulation FD Disclosure.

Beginning on November 30, 2015, management of Peak Resorts, Inc. will use the updated investor presentation attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 8.01.Other Events.

As previously disclosed, the Company is in the process of completing an EB-5 offering to fund two separate construction developments at its Mount Snow Resort—the West Lake Project and the Carinthia Ski Lodge Project (together, the “Projects”). The EB-5 offering has been fully committed for $52.0 million in aggregate investments. The funds are being held in escrow pending approval of the first investor’s I-526 Petition, which the

Company now expects to occur in the first quarter of calendar 2016, upon which time all of the committed funds will be released from escrow. In recent weeks, the Company has received, and is responding to, routine information requests related to the offering from the United States Citizenship and Immigration Services.

The EB-5 capital raise of $52.0 million is part of an overall $66.0 million infrastructure improvement plan that represents the first phase of the Mount Snow master development plan approved by the state of Vermont in July 2011. The Company estimates that these first phase Projects will be substantially completed in advance of the 2016-2017 ski season, as originally expected. The Mount Snow master plan also includes the development of up to 900 residential units and 200,000 square feet of commercial space.  Following completion of the Projects, the second phase will be the development of up to 150 residential units at Mount Snow’s Carinthia base area.

Item 9.01.Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
99.1 99.2	Press release of Peak Resorts, Inc. dated November 30, 2015. Investor presentation, dated as of November 30, 2015.

The information included under Items 2.02 and 7.01 of this Current Report on Form 8-K, including Exhibit 99.2, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth under Item 7.01 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2015

PEAK RESORTS, INC. (Registrant)

By:	/s/ Stephen J. Mueller
Name:	Stephen J. Mueller
Title:	Chief Financial Officer

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